TBS International Limited Reports First Quarter 2007 Financial Results

HAMILTON, BERMUDA -May 14, 2007 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the first quarter ended March 31, 2007.

First Quarter 2007 highlights:
Metric	Q1 2007	Q1 2006
Revenues (million)	$70.80	$63.80
Net Income (million)	$14.40	$8.00
EPS	$0.51	$0.28
No of Shares	28,035,881	28,088,329
EBITDA (1) (million)	$25.40	$17.70
Dry-Dock Days	212	94

Freight Voyages
Average Daily Voyage TCE	$16,740	$12,330
Voyage Days	1,898	2,031
Tons of Cargo Shipped (thousand)	1,502	1,030
Average Freight Rate for All Cargoes	$34.92	$47.87
Average Freight Rate excluding Aggregates	$55.78	$49.68
Bunker Cost/Voyage Day	$4,318	$4,670

Time Charter out Voyages
Average Time Charter TCE	$16,515	$12,515
Time Charter Days	994	1,037

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “We are pleased to have concluded such a successful quarter with very strong operational and financial results. This improvement is due not only to the continued market strength, but also to the consistent implementation of our business strategy during prior years.

We are expanding cargo volumes and developing new business opportunities, such as a new parcel trade transporting timber and steel parcels from Brazil and Argentina to the Mediterranean and coal from the north coast of Latin America to Brazil and Argentina.

Benefiting from increased freight rates, excluding aggregates, our Average Daily Freight Voyage Time Charter Equivalent (“TCE”) increased to $16,740 per day from $13,806 per day in the fourth quarter 2006. This enabled TBS to overcome an increase in vessel expense to $17.6 million in the first quarter 2007 from $13.5 million in the fourth quarter 2006 primarily caused by the need to charter-in vessels at current market rates to temporarily replace TBS vessels that were in drydock for 212 days.

We are on schedule with our intensive drydock and vessel upgrade program which ensures that our fleet continues to adhere to the highest standards of operational efficiency and safety. When our drydock program is substantially complete, which we expect will occur in the third quarter of 2007, we believe TBS will benefit from the enhanced efficiency of our fleet and diminished maintenance requirements in the ensuing years. Additionally, our program to retrofit the 29,516 dwt M.V. Seminole Princess and the 29,458 dwt M.V. Laguna Belle with tweendecks in holds 2, 3 and 4 should be completed in June and September 2007.

As previously announced, we have implemented the first phase of our vessel newbuilding program with Chinese shipyards for six 34,000 dwt multipurpose vessels, with retractable tweendecks, specifically designed by TBS to serve our needs. Two vessels are scheduled for delivery in 2009 and four in 2010. I am very pleased by the strong support from The Royal Bank of Scotland for our new shipbuilding.

We have also embarked on a global marketing campaign to inform our customers and prospective clients of the development of TBS and our enhanced operational capabilities.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: "At the end of March 2007, our net debt to capitalization ratio improved to 32.2%, a moderate level for industry standards, thereby affording us significant flexibility for further growth.

Our strong financial condition and profitability enabled us to enter into a new credit agreement in March 2007 with a syndicate of lenders led by The Royal Bank of Scotland. The $150.0 million term loan provided by this credit agreement will help us to finance our newbuilding program. Our net debt on March 31 reflects the initial $30.0 million advance under this credit agreement. We also entered into $50.0 million in interest rate swaps to convert from a floating to fixed rate of interest on a portion of the current and future borrowings.

In connection with our reporting of the “Time Charter Equivalent” (“TCE”) metric, a policy we commenced last quarter, I would like to emphasize that even though TCE is a metric widely used in the dry bulk industry and makes our business easier to understand, it does not capture the uniqueness and complexity of our business model, which we believe constitute a barrier to entry in our business and differentiates us from the traditional dry bulk operators."

First Quarter 2007 Results:
For the first quarter ended March 31, 2007, total revenues were $70.8 million, an increase of 11% compared to the $63.8 million for the same period 2006. Net income for the first quarter 2007 was $14.4 million, an increase of 80% compared to $8 million for the same period 2006. Net Income was $0.51 per diluted share in the first quarter of 2007 compared to $0.28 for the first quarter 2006.

Net Income for the first quarter of 2007 included a loss on the sale of the M.V. Maya Maiden of $800 thousand without which Net Income would have been $15.2 million or $0.54 per diluted share. Please see reconciliation of Net Income to Net Income before vessel sale following the financial statements included in this press release.

EBITDA, which is a non-GAAP measure, increased 43.5% to $25.4 million for the first quarter 2007 from $17.7 million in 2006. Please see “Non-GAAP Reconciliations - EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $70.8 million for the first quarter 2007 include voyage revenues of $52.4 million, time charter revenues of $18.1 million and other revenues of $0.3 million.

An average of 32 vessels (excluding off-hire) were operated during the first quarter 2007 compared to 35 vessels (excluding off-hire) during the same period of 2006.

Voyage Revenues:
Voyage revenues in the first quarter 2007 were $52.4 million, an increase of $3.1 million or 6.3% from the $49.3 million during the same period in 2006.

General cargo volume (excluding aggregates) decreased 142,738 tons or 14.5% from 983,488 tons for the three months ended March 31, 2006 to 840,750 tons for the same period in 2007. However, reflecting stronger market conditions, freight rates increased $6.10 per ton or 12.3% from $49.68 per ton for the three months ended March 31, 2006 to $55.78 per ton for the same period in 2007. The decrease in the general cargo volume in the first quarter of 2007 is due to the fact that we allocated four of our bulk carriers to accommodate the growth of our aggregates business.

Our Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all of the voyage expenses from the voyage revenues, was $ 16,740 per vessel in the first quarter 2007, an increase of 35.8% from the $12,330 during the same period of 2006 and an increase of 21.3% from the $13,806 per day during the fourth quarter 2006, indicative of the continued market strength.

Total cargo volume (including aggregates) increased 471,870 tons or 45.8% from 1,030,220 for the three months ended March 31, 2006 to 1,502,090 tons for the same period in 2007. This increase is due to the increase of our aggregates business.

Time Charter Revenues:
Time charter revenues increased by $3.9 million or 27.5% from $14.2 million for the three months ended March 31, 2006 to $18.1 million for the same period 2007.

Our Average Daily Time Charter Equivalent which is an industry standard metric reflecting time charter out revenues during the period reduced by commissions was $16,515 per vessel in the first quarter 2007, an increase of 32% from the $12,515 during the same period of 2006 and an increase of 3.9% from the $15,894 per day during the fourth quarter 2006, indicative of the continued market strength.

Expenses:
Total operating expenses for the first quarter 2007 increased by $0.7 million or 1.3% to $53.6 million from $52.9 million for the same period last year. However, as a percent of revenue they decreased to 75.7% from 83%.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring decreased by $3.0 million or 13.2% to $19.7 million for the first quarter 2007 reflecting lower fuel costs, and lower port call and stevedoring expenses; primarily due to reduced fuel cost and fewer voyage days.

Vessel expenses which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance, insurance and charter hire for vessels were almost flat at $17.6 million for the first quarter 2007.

General and administrative expenses increased by $1.4 million or 24% to $7.2 million in the first quarter 2007 reflecting our business growth.

Net interest expense for the first quarter 2007 was flat compared to the same period last year. Our debt refinancing in July 2006 lowered our weighted average loan interest margin by about 68 basis points offsetting an increase in our average debt balance of approximately 11%.

Recent Fleet Developments:
On January 30, 2007, TBS sold the M.V. Seminole Princess for $23.0 million and the M.V. Laguna Belle for $22.0 million under sale-leaseback bareboat charter arrangements pursuant to which TBS retains full control of the vessels together with options to re-acquire them.

Year-to-date in 2007, TBS disposed of two multipurpose tweendeck vessels, the 1983 built M.V. Huron Maiden after its grounding accident and the 1983 built M.V. Maya Princess; took delivery of one multipurpose tweendeck vessel, the 1989 built M.V. Nanticoke Belle; and entered into an agreement to acquire a 1990 built handymax bulk carrier, the M.V. Yakima, scheduled for delivery between July and October 2007.

Following the above transactions, TBS' fleet will be comprised of 34 vessels in total, including 18 multipurpose and a combination of 16 handysize and handymax bulk carriers, with an aggregate of 1,035,461 dwt.

Fleet Expansion and Newbuilding Program:
As already announced, TBS entered into agreements with China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd. to build six newly designed multipurpose vessels with retractable tweendeckers at a contract purchase price of $35.4 million per vessel, with scheduled delivery of two vessels in 2009 and four vessels in 2010. TBS made six down payments totaling $42.0 million funded with a $30.0 million drawdown under our new facility with The Royal Bank of Scotland and $12.0 million from our working capital.

The Royal Bank of Scotland Credit Facility for New Vessel Buildings:
On March 29, 2007, the Company entered into a credit agreement with a syndicate of lenders led by The Royal Bank of Scotland plc for a $150.0 million term loan credit facility (the "RBS Credit Facility") to finance the building and purchase of the six new multi-purpose vessels described above.

On April 2, 2007, TBS entered into three interest rate swap transactions, effectively converting $50.0 million of its current and future borrowings under this credit facility from a floating to a fixed-LIBOR rate thereby caping our interest rate exposure for several years.

TBS 2007 Intensive Drydock and Vessel Upgrade Program:
TBS has a program to upgrade its vessels purchased in the last two years to TBS standards and provide a high level of continuous maintenance. In view of the fact that our fleet has an average age of about 21 years, we have made the decision to anticipate steel renewals that might be required during the next five to ten years and where necessary, to do extensive steel renewal, vessel blasting and crane maintenance at each vessel’s next drydocking.

Our anticipated 2007 drydocking schedule is as follows:
•
During the three months ended March 31, 2007, we drydocked seven vessels requiring about 1,325 metric tons of steel for a total of 212 drydock days. We anticipate three vessels will require an additional 102 drydock days that will extend into the second quarter of 2007.

•
Second quarter of 2007, six vessels requiring about 1,050 metric tons of steel and about 208 drydock days. We anticipate two vessels will require an additional 47 drydock days that will extend into the third quarter of 2007.

•
Third quarter 2007, six vessels requiring about 1,100 metric tons of steel and about 235 drydock days. We anticipate one vessel will require an additional 15 drydock days that will extend into the fourth quarter of 2007;

•	Fourth quarter 2007, one vessel requiring about 180 metric tons of steel and about 40 days in drydock.

Conference call and webcast:
On Tuesday, May 15, 2007 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-362-5158 (from the US) or 1-617-597-5397 (International Dial in). Participant Passcode: 32727962. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EDT on Tuesday, May 15, 2007 until Tuesday, May 22, 2007 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 83838986. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Operations
 (In thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2007	2006
		(As adjusted)
		(See 1 below)
Revenue:
Voyage revenue	$52,451	$49,320
Time charter revenue	18,069	14,170
Other revenue	318	265
Total revenue	70,838	63,755

Operating expenses:
Voyage	19,693	22,737
Vessel	17,557	17,538
Depreciation and amortization	8,414	6,882
General and administrative	7,180	5,790
(Loss) from sale of vessel	779	-
Total operating expenses	53,623	52,947
Income from operations	17,214	10,808

Other (expenses) and income:
Interest expense	(2,772)	(2,916)
Other income	(39)	105
Total other expenses	(2,811)	(2,811)
Net income	14,404	7,997

Earnings per share:
Net income per common share:
Basic	$0.51	$0.29
Diluted	$0.51	$0.28
Weighted average common shares outstanding:
Basic (2)	28,013,310	27,983,829
Diluted	28,035,881	28,088,329

 Operating Data for the Three Months Ended March 31, 2007 and 2006

	Three Months Ended March 31,
	2007	2006
Other Operating Data:
Controlled vessels (at end of period) (3)	33	31
Chartered vessels (at end of period) (4)	4	3
Freight Voyage days (5)	1,898	2,031
Vessel days (6)	3,186	3,260
Tons of cargo shipped (7)	1,502	1,030
Revenue per ton (8)	$34.92	$47.87
Tons of cargo shipped, excluding
aggregates (7) (9)	841	983
Revenue per ton, excluding
aggregates (8) (9)	$55.78	$49.68
Chartered-out days	994	1,037
Chartered-out rate per day	$18,178	$13,665
TCE per day - Freight Voyages (10)	$16,740	$12,330
TCE per day - Time Charters - Out (11)	$16,515	$12,515

(1)
Effective January 1, 2006, the Company changed the method of accounting for drydocking costs to the deferral method, whereas in all prior years drydocking costs were accounted for using the accrual method. Under the deferral method of accounting for drydocking, the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date of the next drydocking. The change in accounting method for drydocking costs was made in connection with the Company's early adoption of FSP No. AUGAIR-1, Accounting for Planned Major Maintenance Activities issued by the Financial Accounting Standards Board ("FASB") on September 8, 2006, which amended certain provisions in the American Institute of Certified Public Accountants ("AICPA"), Industry Audit Guide, Audits of Airlines ("Airline Guide"). The Airline Guide is the principal source of guidance on the accounting for planned major maintenance and is relevant to the maritime industry. The consolidated statement of income for the three months ended March 31, 2006 has been adjusted to apply the new method retrospectively. The following financial statement line items for the three months ended March 31, 2006 were affected by the change in accounting principle.

	Three Months Ended March 31, 2007
In thousands except per share amount	As Reported under the Accrual Method	As Computed under the Deferral Method

Vessel expense	$18,631	$17,538
Depreciation and amortization
of vessels and other fixed assets	$6,474	$6,882
Operating expenses	$53,632	$52,946
Income from operations	$10,123	$10,809
Net income	$7,312	$7,997
Net (loss) income per common share
Basic	$0.26	$0.29
Diluted	$0.26	$0.28

(2)
Basic weighted average common shares outstanding for the three months ended March 31, 2007 includes 288,853 common shares issuable on the exercise of warrants. These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, because on that date the exercise condition of the warrants were satisfied and the shares subject to the exercise of the warrants are issuable for nominal consideration.

(3)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of March 31, 2007, nine vessels in our controlled fleet were chartered-in with an option to purchase.

(4)	Vessels that we charter-in without an option to purchase.

(5)	Represents the number of days controlled and time-chartered vessels were operated by us, performing freight voyages excluding off-hire days. Excludes time charter out days.

(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(7)	In thousands.

(8)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(9)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can give the impression that the amount of tons we carry are higher than the tons carried on a regular basis and reduce our revenue per ton. We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our other services.

(10)
Time Charter Equivalent or "TCE" rates per day - freight voyages are defined as voyage revenue less voyage expenses during the period divided by the number of available days during the period. Voyage expenses include the following expenses: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Time Charter Equivalent or “TCE” rates for vessels that are time chartered out are defined as time charter revenue during the period reduced by commissions divided by the number of available days during the period. No voyage expenses are deducted because they are not applicable.

Balance Sheet Data
	March 31,	December 31,
	2007	2006

Balance Sheet Data (In Thousands):
Cash and cash equivalents	$23,236	$12,007
Working capital	4,809	(3,816)
Total assets	396,441	403,091
Long-term debt, including current portion	116,022	125,804
Obligations under capital leases, including Current portion	20,377	21,355
Total shareholders' equity	238,066	223,604

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three months ended March 31, 2007 and 2006

	Three Months Ended March 31,
	2007	2006

EBITDA Reconciliation (In millions):
Net Income	$14.4	$8.0
Net interest expense	2.6	2.8
Depreciation	8.4	6.9

EBITDA	$25.4	$17.7

Please find below TBS’ reconciliation of Net Income to income before sale of vessel for the three months ended March 31, 2007

Three Months ended
Income before sale of vessel	March 31, 2007
Reconciliation (In millions):
Net Income	$14.4
Loss on sale of vessel	0.8

Income before loss on sale of vessel	$15.2

Earnings per share (before loss on sale of vessel)
Basic	$.54
Diluted	$.54

Weighted average common shares outstanding
Basic	28,013,310
Diluted	28,035,881

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs);

•
availability to us and to China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd. of satisfactory financing, China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2006 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.
Visit our website at www.tbsship.com

For more information, please contact:

Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
 nbornozis@capitallink.com